UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-158297

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-114536

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-95193

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION

STATEMENT NO. 333-78969

UNDER THE SECURITIES ACT OF 1933

WILMINGTON TRUST CORPORATION (successor in interest to HUDSON CITY BANCORP, INC.)

(Exact name of registrant as specified in its charter)

Delaware	22-3640393
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

West 80 Century Road

Paramus, New Jersey 07652

(Address of Principal Executive Offices) (Zip Code)

(201) 967-1900

(Registrant’s telephone number, including area code)

HUDSON CITY BANCORP, INC. 2006 STOCK INCENTIVE PLAN

HUDSON CITY BANCORP, INC. 2004 EMPLOYMENT INDUCEMENT STOCK PROGRAM

HUDSON CITY BANCORP, INC. 2000 STOCK OPTION PLAN

HUDSON CITY BANCORP, INC. 2000 RECOGNITION AND RETENTION PLAN

PROFIT INCENTIVE BONUS PLAN OF HUDSON CITY SAVINGS BANK

(Full title of the plans)

Mark J. Czarnecki

West 80 Century Road

Paramus, New Jersey 07652

(201) 967-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Drew J. Pfirrman Senior Vice President and General Counsel M&T Bank Corporation One M&T Plaza Buffalo, New York 14203 (716) 842-5445	Lawrence S. Makow Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Wilmington Trust Corporation, successor in interest to Hudson City Bancorp, Inc. (the “Registrant”), deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (No. 333-158297), pertaining to the registration of 30,000,000 Shares, issuable under the Hudson City Bancorp, Inc. 2006 Stock Incentive Plan, which was filed with the Commission on March 30, 2009.

•	Registration Statement on Form S-8 (No. 333-114536), pertaining to the registration of 240,000 Shares, issuable under the Hudson City Bancorp, Inc. 2004 Employment Inducement Stock Program, which was filed with the Commission on April 16, 2004.

•	Registration Statement on Form S-8 (No. 333-95193), pertaining to the registration of 7,609,000 Shares, issuable under the Hudson City Bancorp, Inc. 2000 Stock Option Plan and Hudson City Bancorp, Inc. 2000 Recognition and Retention Plan, which was filed with the Commission on January 21, 2000.

•	Registration Statement on Form S-8 (No. 333-78969), pertaining to the registration of 2,000,000 Shares, issuable under the Profit Incentive Bonus Plan of Hudson City Savings Bank, which was filed with the Commission on May 21, 1999.

Pursuant to the Agreement and Plan of Merger, dated as of August 27, 2012, as amended by Amendment No. 1, dated April 13, 2013, Amendment No. 2, dated December 16, 2013, Amendment No. 3, dated December 8, 2014, and Amendment No. 4, dated April 16, 2015 (as amended, the “Merger Agreement”), in each case by and among M&T, the Registrant and Wilmington Trust Corporation, a wholly owned subsidiary of M&T (“WTC”), M&T acquired the Registrant pursuant to a merger of the Registrant with and into WTC, with WTC surviving the merger as a wholly owned subsidiary of M&T (the “Surviving Company”). The merger become effective on November 1, 2015.

In connection with the completion of the merger, the offerings pursuant to the Registration Statements have been terminated. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Surviving Company, as the successor in interest to the Registrant, hereby removes from registration all Shares registered under the Registration Statements but not sold under the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Surviving Company, as successor in interest to the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on November 2, 2015.

WILMINGTON TRUST CORPORATION (as successor in interest to HUDSON CITY BANCORP, INC.)

By:	/s/ Mark J. Czarnecki
Name:	Mark J. Czarnecki
Title:	Chairman and President

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments to the Registration Statements have been below signed by the following persons in the capacities on November 2, 2015.

SIGNATURE	TITLE

/s/ Mark J. Czarnecki
Mark J. Czarnecki	Chairman and President (Principal Executive Officer)

/s/ René F. Jones
René F. Jones	Treasurer (Principal Financial and Accounting Officer)

/s/ Mark J. Czarnecki
Mark J. Czarnecki	Chairman

/s/ René F. Jones
René F. Jones	Director

/s/ Drew J. Pfirrman
Drew J. Pfirrman	Director